Exhibit 10.3

EXECUTION VERSION

DIRECTOR Designation agreement

This Director Designation Agreement (this “Agreement”), dated March 27, 2019, is by and between WL Ross & Co. LLC, a Delaware limited liability company (together with its Affiliates and its and their respective successors and permitted assigns, “Investor”), and Diamond S Shipping Inc., a corporation organized under the laws of the Republic of the Marshall Islands (together with its successors and permitted assigns, the “Company”) (Investor, together with the Company, the “Parties” and each, a “Party”).

RECITALS

1.          The Company is a newly formed corporation with shares of common stock, par value $0.001 per share (“Common Stock”), listed or to be listed on a U.S. stock exchange pursuant to a Transaction Agreement, dated November 27, 2018, among DSS Holdings L.P., Capital Product Partners L.P. and the other parties named therein (as amended, the “Transaction Agreement”).

2.          At Closing (as defined in the Transaction Agreement), Investor will hold approximately 35.71% of the issued and outstanding shares of Common Stock.

3.          Investor and the Company desire to enter into this Agreement to set forth their agreements regarding the designation of nominees on the Board of Directors of the Company (the “Board”).

I.           Board representation

1.01       Designation. Until the annual meeting of the Company’s shareholders (the “Shareholders”) held in 2024 (the “2024 Annual Meeting”):

(a)          Subject to the terms and conditions of this Agreement, Investor is entitled to designate up to three individuals (collectively, the “Nominees” and each, a “Nominee”) for inclusion by the Company and the Board, acting through the Nominating Committee of the Board (the “Nominating Committee”), in the slate of nominees recommended to the Shareholders for election as directors at any annual or special meeting of the Shareholders at which directors of the Company are to be elected. Notwithstanding the foregoing, if Former DSS Holders (as defined below) reduce their combined beneficial ownership (as defined in SEC Rule 13d-3) and, as a result thereof:

(i)          their combined beneficial ownership is reduced by 50% or more, but less than 75%, from that owned at Closing, Investor will, without further action, only be entitled to designate up to two Nominees;

(ii)         their combined beneficial ownership is reduced by 75% or more of that owned at Closing, but Investor still beneficially owns 5% or more of the then outstanding shares of Common Stock, Investor will, without further action, only be entitled to designate up to one Nominee; and

(iii)        Investor owns less than 5% of the then outstanding shares of Common Stock, it will, without further action, no longer have any nomination rights hereunder.

(b)          In the event that the size of the Board is increased or decreased following the date hereof, then the number of individuals that Investor will have the right to designate under this Section 1.01 will be proportionally adjusted (rounded up or down to the nearest whole number) such that, following such change in the size of the Board, the number of Nominees as a percentage of the total number of directors on the Board is equal to the number of individuals that Investor was entitled to designate as a percentage of the total number of directors on the Board immediately prior to such change.

(c)          Board vacancies arising through the death, resignation or removal of a then-serving Nominee may be filled by the Board only with another Nominee and the director so chosen will hold office until the next election at an annual meeting of the Shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(d)          Notwithstanding the provisions of this Section 1.01, Investor will not be entitled to designate a person as a nominee to the Board upon a determination in good faith by (i) the Nominating Committee that such person would not be qualified under applicable law, rule or regulation to serve as a director of the Company or (ii) the Board, the Nominating Committee or another duly authorized committee of the Board, after consultation with outside counsel, that so doing would be inconsistent with its fiduciary duties under applicable law or violate applicable law. Other than with respect to the considerations set forth in the preceding sentence, the Company will not have the right to object to any Nominee.

(e)          The Company will notify Investor in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the Shareholders (and such notice will be delivered to Investor at least 30 days prior to such expected mailing date). The Company will provide Investor with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company will use its reasonable best efforts to notify Investor of any opposition to the Nominee in accordance with Section 1.01(d) or of any proposed selection of Nominees by the Board under Section 1.01(f), in either case sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Investor to propose a replacement Nominee, if necessary, in accordance with the terms of this Agreement, and Investor will have ten Business Days to designate another nominee.

(f)          Notwithstanding the provisions of Section 1.01(a), the maximum aggregate number of nominees that the Company is obligated to include on any slate of nominees recommended to the Shareholders is equal to the greater of (i) the number of Nominees that Investor has the right to nominate under such Section or (ii) the number of Nominees that the other Former DSS Holder has the right to nominate under its corresponding Director Designation Agreement. In the event that the aggregate number of nominees submitted by Former DSS Holders is greater than such maximum aggregate number, then the maximum number of Nominees shall be selected from among the aggregate Nominees submitted by the Former DSS Holders, as determined in good faith by the Board or a duly authorized committee thereof; provided that at least one Nominee submitted by each Former DSS Holder that has a nomination right is included in such selection.

(g)          Subject to applicable legal requirements, the Company will procure that its Articles of Incorporation and Bylaws accommodate the rights and obligations set forth herein.

(h)          The Investor may waive its rights to nomination rights under this Section 1.01 or the Company’s Articles of Incorporation or Bylaws at any time by delivering written notice thereof to the Company.

(i)           For purposes hereof: “Former DSS Holders” means Investor, First Reserve Corporation (“FRC”) and their respective controlled Affiliates or their successors by operation of law.

1.02        Subsequent Nomination of Persons Designated by Investor; Voting. (a) Subject to applicable law, the Company will use its commercially reasonable efforts to cause the election of each Nominee, including by including each such Nominee in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of Shareholders called for the election of such Nominee, and at every postponement or adjournment thereof, and on every action of the Board or the Shareholders with respect to the election of such Nominee.

(b)          Until the 2024 Annual Meeting, Investor will vote its shares of Common Stock received at the Closing to confirm any nominee nominated and recommended by the Board (whether or not it has nomination rights hereunder) as long as it owns any such shares.

1.03        Chairman. The Company and the Investor agree that, until the 2022 annual meeting of Shareholders, the Chairman of the Board will be designated by Investor; provided that if Investor, its controlled Affiliates and its successors by operation of law reduce their beneficial ownership (as defined in SEC Rule 13d-3) in the Company by 50% or more from that owned as at the Closing, Investor will cease to have the right to designate the Chairman, and the Board will select the Chairman.

1.04        Termination. This Agreement may be terminated at any time with the affirmative written consent of both Former DSS Holders.

II.          MISCELLANEOUS

2.01        Expenses. Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses; provided, for the avoidance of doubt, that the Company will pay the reasonable out-of-pocket expenses incurred by each Nominee in connection with his or her election and/or attending the meetings of the Board and any committee thereof submitted in accordance with its expense reimbursement policies.

2.02        Notice. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected Party at the addresses and facsimile numbers set forth below. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(iv)         If to the Company, to:

Diamond S Shipping Inc.

33 Benedict Place

Greenwich, CT 06830

USA

Attention:    Craig Stevenson

Email:     cstevenson@diamondsshipping.com

With a copy (which will not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:   Robert Profusek, Esq.

Email:    raprofusek@jonesday.com

(v)          If to Investor:

WL Ross & Co. LLC

1166 Avenue of the Americas, 27th Floor

Attention:    Nadim Qureshi

Email:    ndqureshi@wlross.com

With a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:    Jeffrey E. Tabak

Email:    jeffrey.tabak@weil.com

2.03        Interpretation. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” “$” refers to U.S. dollars. Words used in the singular form in this Agreement will be deemed to include the plural, and vice versa, as the context may require. If the date upon or by which any Party is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, and (iii) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (and, in the case of any Law, the rules and regulations promulgated thereunder), including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws. The term “Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday and on which banks are open in New York and London to the general public for business.

2.04        Governing Law. This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of Laws principles. The Parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 2.02 will be deemed effective service of process on such Party. In the event of litigation relating to this Agreement, the non-prevailing Party will be liable and pay to the prevailing Party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing Party in connection with such litigation, including any appeal therefrom.

2.05        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a Party may have no adequate remedy at Law. Notwithstanding Section 2.04, the Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in action instituted in a United States District Court located in New York County, New York, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that a Party seeks in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim that, there is an adequate remedy at law.

2.06        WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

2.07        Certain Adjustments. The provisions of this Agreement will apply to the full extent set forth herein with respect to any shares of Common Stock received at Closing or any shares of voting stock which may be issued in respect of, in exchange for or in substitution for such shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” will include all such other securities.

2.08        Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto Parties; provided, however, that any of the rights and obligations of Investor hereunder may be transferred or assigned in whole or in part by it to any Affiliate of Investor, provided, further, that such rights and obligations will terminate and cease to be so transferred or assigned upon any Affiliate to which such rights and obligations are transferred or assigned no longer being an Affiliate of Investor.

2.09        Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective unless it is approved in writing by each Party. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any Party to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

2.10        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give any person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

2.11        Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

2.12        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the Parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

2.13        Further Assurances. Each of the Parties hereto will, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto will reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

2.14        Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any Party by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Diamond S Shipping Inc.

By:	/s/ Craig H. Stevenson, Jr.
Name: Craig H. Stevenson, Jr.
Title: Authorized Signatory

[Signature Page to the Dispatch Director Designation Agreement]

WL Ross & Co. LLC

By:	/s/ Stephen Toy
Name: Stephen Toy
Title: Senior Managing Director

[Signature Page to the Dispatch Director Designation Agreement]